Exhibit 99.1
For Immediate News Release
April 27, 2016
AVALONBAY COMMUNITIES, INC. ANNOUNCES
FIRST QUARTER 2016 OPERATING RESULTS

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended March 31, 2016 increased 10.1% to $2.07 from $1.88 for the prior year period.

Core FFO per share (as defined in this release) for the three months ended March 31, 2016 increased 12.6% to $1.97 from $1.75 for the prior year period.

Net Income Attributable to Common Stockholders for the three months ended March 31, 2016 was $237,931,000. This resulted in an increase in Earnings per Share – diluted (“EPS”) of 10.9% to $1.73 for the three months ended March 31, 2016, from $1.56 for the prior year period.

The increases in FFO per share, Core FFO per share and EPS were primarily driven by an increase in Net Operating Income (“NOI”) from newly developed and existing operating communities. The increases in FFO per share and EPS were also partially due to business interruption insurance proceeds from the Edgewater casualty loss discussed later in this release.

The following table compares the Company’s actual results for FFO per share and Core FFO per share for the first quarter of 2016 to its February 2016 outlook:

First Quarter 2016 Results
Comparison to February 2016 Outlook

	Per Share
	FFO	Core FFO

Projected per share - February 2016 outlook (1)	$2.07	$1.91
Established and Redevelopment Community NOI	0.04	0.04
Other community NOI	0.02	0.02
Casualty and impairment loss	(0.05)	—
Overhead and other	(0.01)	—
Q1 2016 per share reported results	$2.07	$1.97

(1) The mid-point of the Company's February 2016 outlook.

Commenting on the Company’s results, Tim Naughton, Chairman and CEO, said, "Core FFO per share increased 12.6% in the first quarter, driven by same store NOI growth of 7.9% and NOI growth from our lease-up communities. We expect apartment fundamentals to remain favorable in 2016 and support continued healthy growth in Core FFO per share throughout the balance of the year."

Operating Results for the Three Months Ended March 31, 2016 Compared to the Prior Year Period

For the Company, total revenue increased by $66,131,000, or 14.9%, to $508,498,000. This increase is primarily due to growth in revenue from development communities and, as noted below, Established Communities, coupled with business interruption insurance proceeds.

For Established Communities, Average Rental Rates increased 5.9%, and were partially offset by a decrease in Economic Occupancy of 0.4%, resulting in an increase in rental revenue of 5.5%. If the Company were to include current and previously completed redevelopment communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 5.6%. Total revenue for Established Communities increased $19,387,000 to $375,025,000. Operating expenses for Established Communities increased $84,000, or 0.1%, to $110,894,000. NOI for Established Communities increased $19,303,000, or 7.9%, to $264,131,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the first quarter of 2016 compared to the first quarter of 2015:

Q1 2016 Compared to Q1 2015
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex (1)	NOI	NOI (2)
New England	5.3%	(0.4)%	(10.2)%	15.9%	14.3%
Metro NY/NJ	3.6%	(0.4)%	3.2%	3.2%	23.9%
Mid-Atlantic	1.7%	(0.5)%	0.9%	1.3%	15.1%
Pacific NW	6.9%	(0.4)%	5.5%	6.7%	5.1%
No. California	10.4%	(0.8)%	3.6%	11.5%	21.5%
So. California	7.6%	—%	2.6%	9.8%	20.1%
Total	5.9%	(0.4)%	0.1%	7.9%	100.0%

(1) See the full release for discussion of variances.

(2) Represents each region's % of total NOI for Q1 2016, including amounts related to communities that have been sold or that are classified as held for sale.

Copyright © 2016 AvalonBay Communities, Inc. All Rights Reserved

Development Activity

During the three months ended March 31, 2016, the Company engaged in the following development activity:

The Company completed the development of three communities:

•	Avalon Falls Church, located in Falls Church, VA;

•	Avalon Glendora, located in Glendora, CA; and

•	Avalon Green III, located in Elmsford, NY.

These three communities contain an aggregate of 732 apartment homes and were constructed for an aggregate Total Capital Cost of $212,100,000.

The Company started the construction of Avalon Easton, located in Easton, MA, which will contain 290 apartment homes when completed and will be developed for an estimated Total Capital Cost of $64,000,000.

The Company added one development right which, if developed as expected, will contain approximately 1,100 apartment homes and will be developed for an estimated Total Capital Cost of $550,000,000. This development right is located on East 96th Street in Manhattan and is part of a public/private partnership with the City of New York’s Educational Construction Fund. The project is expected to include the construction of two new public school buildings, public playground improvements, and up to 20,000 square feet of retail in addition to the multifamily rental component, and is expected to have a lengthy public approval process.

The projected Total Capital Cost of overall development rights increased to $3.7 billion at March 31, 2016 from $3.4 billion at December 31, 2015.

During 2016 through the date of this release, the Company acquired three parcels of land for development for an aggregate investment of $31,525,000. The Company has started or anticipates starting construction of apartment communities on this land during the next six months.

Acquisition Activity

In January 2016, the Company acquired Avalon Hoboken located in Hoboken, NJ. Avalon Hoboken contains 217 apartment homes and was acquired for a purchase price of $129,700,000, which includes the assumption of an interest-only mortgage loan secured by the community in the amount of $67,904,000. The mortgage loan has a 4.18% fixed interest rate and matures in December 2020.

In February 2016, the Company acquired Avalon Potomac Yard located in Alexandria, VA. Avalon Potomac Yard contains 323 apartment homes and was acquired for a purchase price of $108,250,000.

Disposition Activity

Consolidated Apartment Communities

During the three months ended March 31, 2016, the Company sold Eaves Trumbull, a wholly-owned community located in Trumbull, CT. Eaves Trumbull contains 340 apartment homes and was sold for $70,250,000, resulting in a gain in accordance with GAAP of $51,430,000 and an Economic Gain of $29,391,000. Eaves Trumbull generated an Unleveraged IRR of 12.3% over an investment period of 18.4 years.

Unconsolidated Real Estate Investments
During the three months ended March 31, 2016, AvalonBay Value Added Fund II, L.P. ("Fund II"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 31.3%, sold one community containing 676 apartment homes for a sales price of $158,000,000. The Company's share of the gain in accordance with GAAP was $13,057,000. In conjunction with the disposition, Fund II repaid $68,091,000 of related secured indebtedness in advance of the scheduled maturity date. This resulted in charges for a prepayment penalty and write-off of deferred financing costs, of which the Company’s portion was $1,207,000, reported as a reduction of joint venture income.

During the three months ended March 31, 2016, Multifamily Partners AC LP (the "U.S. Fund"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 28.6%, sold two communities containing an aggregate of 461 apartment homes for an aggregate sales price of $229,300,000. The Company's aggregate share of the gain in accordance with GAAP was $16,568,000. In conjunction with the disposition of these communities, the U.S. Fund repaid an aggregate of $94,822,000 of related secured indebtedness in advance of the scheduled maturity dates. This resulted in charges for prepayment penalties and write-offs of deferred financing costs, of which the Company’s portion was $2,003,000, reported as a reduction of joint venture income.

Liquidity and Capital Markets

In January 2016, the Company entered into an amendment to increase its borrowing capacity under its unsecured credit facility from $1,300,000,000 to $1,500,000,000. In addition, the Company extended the term of the credit facility from April 2017 to April 2020, with one nine-month extension option available. As part of the amendment, the Company’s current margin over LIBOR decreased to 0.825% from 0.95%, and its annual facility fee decreased to 0.125% from 0.15%.

At March 31, 2016, the Company did not have any borrowings outstanding under its $1,500,000,000 unsecured credit facility, and had $267,902,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDA for the first quarter of 2016 was 5.0 times.

Copyright © 2016 AvalonBay Communities, Inc. All Rights Reserved

During the three months ended March 31, 2016, the Company repaid a $16,212,000 fixed rate secured mortgage note with an effective interest rate of 3.32% at par in advance of its maturity date. Upon repayment, the Company substituted the operating community securing this borrowing as collateral for another secured borrowing.

Edgewater Insurance Settlement

During the three months ended March 31, 2016, the Company reached a final property and casualty insurance settlement for the property damage and lost income for the fire that occurred in 2015 at Avalon at Edgewater ("Edgewater"). In 2015 and 2016, the Company received aggregate insurance recoveries for Edgewater of $73,008,000, after self-insurance and deductibles. During the three months ended March 31, 2016, the Company received the final $29,008,000 of these recoveries, of which $8,702,000 was recognized as casualty and impairment gain, net and $20,306,000 was recognized as business interruption insurance recoveries, included in rental and other income.

Second Quarter 2016 Financial Outlook

For its second quarter 2016 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook
	Q2 2016
	Low		High
Projected EPS	$1.46	-	$1.52
Projected FFO per share	$2.07	-	$2.13
Projected Core FFO per share (1)	$1.97	-	$2.03

(1) Core FFO per share is adjusted for the items detailed in the Definitions and Reconciliations of this release.

Second Quarter Conference Schedule

The Company is scheduled to participate in the NAREIT Institutional Investor Forum in New York, NY, from June 7-9, 2016. During this conference, management may discuss and present information about the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; portfolio strategy; historical rates of return from development and acquisition activity; and other business and financial matters affecting the Company. Details on how to access related materials will be available beginning June 6, 2016 on the Company’s website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on April 28, 2016 at 1:00 PM ET to review and answer questions about this release, its first quarter 2016 results, the Attachments (described below) and related matters. To participate on the call, dial 800-479-9001 domestically and 719-325-2327 internationally and use conference id: 4746300.

To hear a replay of the call, which will be available from April 28, 2016 at 6:00 PM ET to May 5, 2016 at 6:00 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally and use conference id: 4746300. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on April 28, 2016. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of March 31, 2016, the Company owned or held a direct or indirect ownership interest in 282 apartment communities containing 83,049 apartment homes in 10 states and the District of Columbia, of which 24 communities were under construction and 11 communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Senior Director of Investor Relations at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: the Company's expectations and assumptions as of the date of this release regarding potential uninsured loss amounts and on-going investigations resulting from the Edgewater casualty loss are subject to change and could materially affect the Company's current expectations regarding the impact of the fire; we may abandon development or redevelopment opportunities for

Copyright © 2016 AvalonBay Communities, Inc. All Rights Reserved

which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic. Additional discussions of risks and uncertainties that could cause actual results to differ materially  from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 under the heading  “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2016 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2016 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 12, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 12 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

Core FFO is the Company's FFO as adjusted for the items outlined in the following table (dollars in thousands, except common share and per share data):

	Q1	Q1
	2016	2015
FFO, actual	$284,587	$250,577

Adjusting Items
Joint venture losses (gains) (1)	4,994	(2,002)
Business interruption insurance proceeds	(20,334)	(87)
Casualty and impairment (gain) loss, net (2)	(2,202)	1,593
Lost NOI from casualty losses	1,870	1,647
Acquisition costs	1,101	878
Severance related costs	585	1,648
Development pursuit and other write-offs	433	98
Joint venture promote (3)	—	(20,680)
Gain on sale of real estate	—	(22)
Core FFO	$271,034	$233,650

Core FFO per share	$1.97	$1.75

Average shares outstanding - diluted	137,383,044	133,175,773

(1) Amount for 2016 is primarily composed of the Company's portion of yield maintenance charges incurred for the early repayment of debt associated with joint venture disposition activity, and the write-off of asset management fee intangibles primarily associated with the disposition of communities in the U.S. Fund. Amount for 2015 is primarily composed of the Company's proportionate share of gains and operating results for joint ventures formed with Equity Residential as part of the Archstone acquisition.

(2) Amount for 2016 is primarily composed of property damage insurance proceeds for the Edgewater casualty loss, partially offset by an impairment charge for two undeveloped land parcels. Amount for 2015 is primarily composed of costs from the Edgewater casualty loss and an impairment charge on an undeveloped land parcel, partially offset by insurance proceeds.

(3) Amount for 2015 is for a joint venture partner's buyout of the Company's promoted interest in future distributions of MVP I, LLC.

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended March 31, 2016 as well as prior years’ activities is presented in the full release.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents.  By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period.  Therefore, for 2016 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2015 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

FFO is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q1	Q1
	2016	2015

Net income attributable to common stockholders	$237,931	$208,144
Depreciation - real estate assets, including discontinued
operations and joint venture adjustments	127,701	118,320
Distributions to noncontrolling interests, including
discontinued operations	10	9
Gain on sale of unconsolidated entities holding previously
depreciated real estate assets	(29,625)	(9,155)
Gain on sale of previously depreciated real estate assets	(51,430)	(70,936)
Impairment due to casualty loss	—	4,195

FFO attributable to common stockholders	$284,587	$250,577

Average shares outstanding - diluted	137,383,044	133,175,773

Earnings per share - diluted	$1.73	$1.56

FFO per common share - diluted	$2.07	$1.88

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDA divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of Core EBITDA and a calculation of Interest Coverage for the three months ended March 31, 2016 are as follows (dollars in thousands):

Net income attributable to common stockholders	$237,931
Interest expense, net	43,410
Income tax expense	37
Depreciation expense	127,216
EBITDA	$408,594

NOI from real estate assets sold or held for sale	(721)
Gain on sale of communities	(51,430)
EBITDA after disposition activity	$356,443

Joint venture income	(27,969)
Casualty and impairment (gain) loss, net	(2,202)
Lost NOI from casualty losses	1,870
Business interruption insurance proceeds	(20,334)
Other non-core adjustments (1)	3,735
Core EBITDA	$311,543

Interest expense, net	$43,410

Interest Coverage	7.2 times

(1) Refer to the Core FFO definition included in this release.

Net Debt-to-Core EBITDA is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized first quarter 2016 Core EBITDA, as adjusted. For a calculation of Core EBITDA, see "Interest Coverage" above.

Total debt principal (1)	$6,528,834
Cash and cash in escrow	(267,902)
Net debt	$6,260,932

Core EBITDA	$311,543

Core EBITDA, annualized	$1,246,172

Net Debt-to-Core EBITDA	5.0 times

(1) Balance at March 31, 2016 excludes $7,310 of debt discount and $20,836 of deferred financing costs as reflected in unsecured notes, net, and $16,652 of debt premium and $14,760 of deferred financing costs as reflected in notes payable, on the Condensed Consolidated Balance Sheets. The debt premium is primarily related to above market interest rates on debt assumed in connection with the Archstone acquisition.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net of recoveries, interest expense, net, loss on extinguishment of debt, net, general and administrative expense, joint venture income, depreciation expense, casualty and impairment (gain) loss, net gain on sale of real estate assets, and NOI from real estate assets held for sale or that have been sold. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q1	Q1	Q4
	2016	2015	2015
Net income	$237,877	$208,053	$155,352
Indirect operating expenses, net of corporate income	16,537	15,399	13,332
Investments and investment management expense	1,145	1,034	1,096
Expensed acquisition, development and other pursuit costs, net of recoveries	3,462	1,187	1,570
Interest expense, net	43,410	45,573	42,217
General and administrative expense	11,404	10,468	11,508
Joint venture income	(27,969)	(34,566)	(1,093)
Depreciation expense	127,216	116,853	122,259
Income tax expense	37	15	135
Casualty and impairment (gain) loss, net	(2,202)	5,788	125
Gain on sale of real estate assets	(51,430)	(70,958)	(9,474)
NOI from real estate assets sold or held for sale (1)	(721)	(3,219)	(1,896)
NOI	$358,766	$295,627	$335,131

Established:
New England	$37,270	$32,145	$38,935
Metro NY/NJ	59,764	57,906	62,988
Mid-Atlantic	40,063	39,529	41,210
Pacific NW	15,745	14,750	15,502
No. California	60,248	54,025	59,354
So. California	51,041	46,473	49,227
Total Established	264,131	244,828	267,216
Other Stabilized (2)	59,308	24,865	34,040
Development/Redevelopment	35,327	25,934	33,875
NOI	$358,766	$295,627	$335,131

(1) Represents NOI from real estate assets sold or held for sale that are not otherwise classified as discontinued operations.

(2) NOI for Q1 2016 Other Stabilized Communities includes $20,306 of business interruption insurance proceeds.

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale (i.e., assets sold or classified as held for sale at March 31, 2016 that are not otherwise classified as discontinued operations). A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

	Q1	Q1
	2016	2015

Revenue from real estate assets sold or held for sale	$1,193	$5,398
Operating expenses from real estate assets sold or held for sale	(472)	(2,179)
NOI from real estate assets sold or held for sale	$721	$3,219

Other Stabilized Communities as of January 1, 2016 are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2015, but have stabilized occupancy as of January 1, 2016. Other Stabilized Communities as of January 1, 2016 do not include communities that are planning to conduct substantial redevelopment activities or that are under contract to be sold.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the second quarter of 2016 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Core FFO per share are as follows:

	Low Range	High Range

Projected EPS (diluted) - Q2 2016	$1.46	$1.52
Projected depreciation (real estate related)	0.97	1.01
Projected gain on sale of operating communities	(0.36)	(0.40)
Projected FFO per share (diluted) - Q2 2016	2.07	2.13

Gain on sale of land	(0.14)	(0.14)
JV costs, abandoned pursuits and acquisition costs	0.01	0.01
Lost NOI from casualty losses	0.01	0.01
Early extinguishment of consolidated borrowings	0.02	0.02
Projected Core FFO per share (diluted) - Q2 2016	$1.97	$2.03

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for development communities do not include property management fee expense. Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q1	Q1
	2016	2015

Rental revenue (GAAP basis)	$374,823	$355,414
Concessions amortized	187	1,019
Concessions granted	(204)	(482)

Rental Revenue with Concessions
on a Cash Basis	$374,806	$355,951

% change -- GAAP revenue		5.5%

% change -- cash revenue		5.3%

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP.  For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2016 is as follows (dollars in thousands):

Quarter to Date
NOI
NOI for Established Communities	$264,131
NOI for Other Stabilized Communities (1)	59,308
NOI for Development/Redevelopment Communities	35,327
NOI from real estate assets sold or held for sale	721
Total NOI generated by real estate assets	359,487
NOI on encumbered assets	72,435
NOI on unencumbered assets	$287,052

Unencumbered NOI	80%

(1) NOI for Q1 2016 Other Stabilized Communities includes $20,306 of business interruption insurance proceeds.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.